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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

          A.   Name:

                    Lincoln Life & Annuity Flexible Premium
                    Variable Life Account M

          B. Address of Principal Business Office (No. & Street, City, State, Zip Code):

                    120 Madison Street
                    Suite 1700
                    Syracuse, NY 13202

          C.   Telephone Number (including area code):

                    1-315-428-8400

          D.   Name and Address of Agent for Service of Process:

                    Robert O. Sheppard, Esq.
                    120 Madison Street, Suite 1700
                    Syracuse, NY 13202

               Copies to:

                    Kimberly J. Smith, Esq.
                    Sutherland, Asbill & Brennan LLP
                    1275 Pennsylvania Avenue, N.W.
                    Washington, DC 20004

                    Jeremy Sachs, Esq.
                    1300 South Clinton Street
                    P.O. Box 1110
                    Fort Wayne, IN 46801

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          E.   Check Appropriate Box:

               Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

               Yes      /X/                 No

          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Syracuse and State of New York on this 12th day of December, 1997.


                                   LINCOLN LIFE & ANNUITY
                                   FLEXIBLE PREMIUM VARIABLE LIFE
                                   ACCOUNT M

                                   By: /s/ Philip L.  Holstein
                                       -----------------------------------------
                                       Philip L.  Holstein, President




Attest:


/s/ Robert O. Sheppard
-------------------------
Associate Counsel and
Assistant Vice President